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                                                                      EXHIBIT 4


                            ASSUMPTION OF RIGHTS AGREEMENT


     THIS ASSUMPTION OF RIGHTS AGREEMENT, made and entered into and to be effective as of January 30, 1998, by and between IFR SYSTEMS, INC., Delaware corporation ("IFR"), and HARRIS TRUST & SAVINGS BANK (the "Rights Agent").


                                       RECITALS

     A. IFR Instruments, Inc., a Delaware corporation formerly named IFR Systems, Inc. (the "Company"), and the Rights Agent are parties to a Rights Agreement dated as of February 28, 1989 (the "Rights Agreement").


     B. Pursuant to an Agreement and Plan of Merger of IFR Systems, Inc., with IFR Merger Corporation (the "Merger Agreement") which is also effective as of January 30, 1998, the Company effected a corporate restructuring pursuant to
Section 251(g) of the Delaware General Corporation Law (the "DGCL") whereby IFR became a holding company and the Company became a wholly owned subsidiary of IFR, and all of the stockholders of the Company and holders of Rights under the Rights Agreement ("Rights") automatically became stockholders of IFR and the Rights became obligations of IFR rather than the Company.


     C. The Merger Agreement provides for IFR to be substituted for the Company as a party to the Rights Agreement and to assume all of the Company's obligations under the Rights Agreement and the Board of Directors of IFR has duly adopted a resolution to such effect.


     D. The parties desire to execute a written document evidencing such assumption.


                                      AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the parties agree as follows:

     1.   ASSUMPTION AND SUBSTITUTION.   IFR is hereby substituted for the
Corporation as a party to the Rights Agreement, and IFR hereby irrevocably assumes and agrees to perform and discharge each and every obligation of the Company under the Rights Agreement, including, without limitation, all Rights now in existence under the Rights Agreement.

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     2.   RIGHTS AGREEMENT IN EFFECT.   Except for the substitution of parties
effected hereby, the Rights Agreement continues in full force and effect without modification.


     IN WITNESS WHEREOF, the parties have caused this Assumption of Rights Agreement to be executed and effective as of the 30th day of January, 1998.


                              ______________________________________
                              Alfred H. Hunt, III, President
ATTEST:



_______________________________
Charles J. Woodin, Secretary